Exhibit 2.5

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of February 29, 2012 by and between Affinity Gaming, LLC, a Nevada limited liability company (“Buyer”) and Golden Mardi Gras, Inc., a Nevada corporation (“Seller”).  Each party named above is a “Party,” and collectively are referred to as the “Parties.”  Capitalized terms used but not defined herein shall have the meanings provided in the APA (as defined below).

RECITALS

WHEREAS, the Parties have heretofore entered into that certain Asset Purchase Agreement dated as of September 20, 2011, as amended on November 17, 2011 (the “APA”); and

WHEREAS, the Parties desire to amend the APA in order to implement Alternative Closing Arrangements, as contemplated by Section 7.03 the APA, on the terms set forth in this Amendment and in the lease agreement attached as Exhibit A hereto (the “Lease”).

AGREEMENT

NOW THEREFORE, in consideration for the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                                      Initial Closing.

(a)          Closing.  Except as otherwise expressly set forth in this Amendment, for all purposes under the APA, the Closing Date shall mean the date of this Amendment.

(b)         Lease.  Concurrently with the execution and delivery of this Amendment, Seller shall execute and deliver, and Buyer shall cause its Affiliate, Affinity Gaming Black Hawk, LLC, a Colorado limited liability company, to execute and deliver, the Lease.  The definition of “Transaction Documents” set forth in Section 1.01 of the APA is hereby amended to include the Lease.

(c)          Purchased Assets; Assumed Liabilities.

(i)                                     At the Closing, Buyer shall purchase from Seller and the Retained Subsidiaries and Seller shall, and shall cause the Retained Subsidiaries to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer, free and clear of any Liens, other than Permitted Liens, all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under all of the Purchased Assets other than the Personal Property (as defined below).  Until the Final Closing (as defined in Section 4(a) of this Amendment), Buyer shall not acquire, and Seller and the Retained Subsidiaries shall retain, all right, title and interest in and to all of the fixtures and equipment, signs, furniture and other personal property of any nature installed at the Real Property or otherwise included in the Purchased Assets, including all Gaming Devices (collectively, the “Personal Property”).

(ii)                                  Until the earlier of the Final Closing or a Termination Event (as defined in Section 3(c)), Seller and the Retained Subsidiaries shall retain all of the Assumed Liabilities and shall perform and discharge all of the liabilities and obligations of the Business (including Assumed Liabilities) when due.

(iii)                               The Parties shall enter into the Assignment and Assumption Agreement (with respect to the Personal Property), the Cross License Agreement, and any transition services agreement (as contemplated by Section 7.01(d)) upon the earlier of the Final Closing or a Termination Event.

(d)         Business Employees.  Until the earlier of the Final Closing or a Termination Event, Seller shall continue to employ the Business Employees and be solely responsible for all obligations, expenses and liabilities related thereto.  Buyer’s and Seller’s rights, responsibilities and obligations set forth in Article 9 of the APA that are determined by reference to the “Closing” or the “Closing Date” shall be determined by replacing the “Closing” and the “Closing Date” with the earlier of (i) the “Final Closing” (or the date on which the Final Closing occurs) and (ii) the “Termination Event” (or the date on which the Termination Event occurs).

2.                                      Working Capital Adjustment.  Any adjustment to the Purchase Price with respect Working Capital shall be determined as of the earlier of (i) the Final Closing and (ii) the Termination Event.  Without limiting the generality of the foregoing, Buyer’s and Seller’s rights, responsibilities and obligations set forth in Section 2.08(b), Section 2.10, Section 2.11(d) of the APA (in each case, only to the extent related to the Purchase Price adjustment with respect to Working Capital), that are determined by reference to the “Closing” or the “Closing Date” shall be determined by replacing the “Closing” and the “Closing Date” with the earlier of (i) the “Final Closing” (or the date on which the Final Closing occurs) and (ii) the “Termination Event” (or the date on which the Termination Event occurs).

3.                                      Operation of the Business.

(a)          Until the earlier of the Final Closing or a Termination Event:

(i)                                     Seller shall continue to conduct the Business for its own account in the ordinary course consistent with Seller’s past practice (including, without limitation, promotional and marketing activities), without interruption, and without any input or influence from Buyer, and shall use its reasonable efforts to preserve intact its relationships with third parties and keep available the services of the Business Employees;

(ii)                                  Seller shall be solely responsible for, and shall timely pay and discharge, all costs and expenses arising from the day-to-day use of the Real Property and operation of the Business, including, without limitation, all operating expenses, salaries, wages, taxes, insurance costs, and repair and maintenance costs;

(iii)                               Seller shall not incur any Indebtedness with respect to the Business (including any purchase money financing or capital leases of new or replacement equipment),

except upon the prior written consent of Buyer; and

(iv)                              Seller shall not distribute any cash to its shareholder, except for unrestricted cash available after funding of a reserve sufficient to pay (without duplication) current operating expenses of the Business, one-twelfth of the annual property taxes of the Business, one-twelfth of applicable annual insurance premiums of the Business, and the rent payment next due and the associated maintenance reserve holdback under the Lease.

(b)         Except for sales of inventory to third parties in accordance with the provisions of Section 3(a)(i) of this Amendment, Seller shall not, and shall cause the Retained Subsidiaries not to, sell, transfer, assign or otherwise dispose of any of the Purchased Assets without the prior written consent of Buyer (not to be unreasonably withheld or delayed).

4.                                      Final Closing; Termination Event.

(a)          The closing (the “Final Closing”) of the purchase and sale of the Purchased Assets not acquired by Buyer at the Closing (including (i) the Personal Property, and (ii) all assets purchased, acquired or obtained in connection with, or generated by, or arising out of the operation of the Business prior to the Final Closing) (collectively, the “Final Closing Assets”) and the assumption of the Assumed Liabilities (which shall include any Indebtedness incurred with respect to the Business in compliance with Section 3(a)(iii) of this Amendment) (collectively, the “Final Closing Liabilities”) hereunder shall take place at Jones Vargas, 3773 Howard Hughes Parkway, Third Floor South, Las Vegas, Nevada 89169, as soon as possible following the Licensing Event (as defined below), but in no event later than twenty Business Days thereafter.  The “Licensing Event” means Buyer’s receipt of all of the Gaming Approvals (or in the case of a retail gaming tavern license, a temporary permit) set forth on Exhibit B hereto.

(b)         At the Final Closing, Seller shall, or shall cause its Subsidiaries to, deliver to Buyer such deeds (in proper statutory form for recording), bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Final Closing Assets, free and clear of any Liens, other than Permitted Liens, and to evidence Buyer’s assumption of the Final Closing Liabilities.

(c)          If the Final Closing does not occur and the Lease expires in accordance with its terms or is terminated for reasons other than the occurrence of the Licensing Event (a “Termination Event”), then Seller shall (i) continue to hold all Final Closing Assets in trust solely for the benefit of Buyer, and (ii) upon the request of Buyer, to the extent permitted by applicable Gaming Laws, promptly sell, assign and transfer all its right, title and interest in and to all Final Closing Assets to Buyer or its designee (and take such actions and execute such instruments and agreements in connection with such sale or transfer as Buyer may reasonably request, at Buyer’s expense).  Upon the occurrence of a Termination Event, Buyer shall assume all of the Final Closing Liabilities.  Notwithstanding anything to the contrary in the APA or this Amendment, Seller shall have no obligation to continue to operate the Business, employ the Business Employees, maintain, repair, replace or insure the Premises, or otherwise pay costs or expenses with respect to the Premises or the Final Closing Assets from and after a Termination

Event and shall have the right to take such actions as may be necessary to cease to operate the Business and terminate the Business Employees following a Termination Event; provided, that Seller shall use commercially reasonable efforts in cooperation with Buyer to minimize the adverse impact of such actions on Buyer and the Business.

5.                                      Tax and Accounting Matters.

(a)          Buyer’s and Seller’s rights, responsibilities and obligations set forth in Section 8.02 of the APA that are determined by reference to the “Closing” or the “Closing Date” shall be determined by replacing the “Closing” and the “Closing Date” with the earlier of (i) the “Final Closing” (or the date on which the Final Closing occurs) and (ii) the “Termination Event” (or the date on which the Termination Event occurs).

(b)         Buyer and Seller agree to treat the transactions contemplated by this Amendment, for tax and financial reporting purposes only, as a current transfer to Buyer of ownership of all the assets that Buyer is intended to acquire pursuant to the APA, including the Real Property and the Personal Property, and Buyer and Seller will report for tax and accounting purposes consistent with such treatment.

6.                                      Additional Amendments to the APA.  Section 2.11(c) of the APA is hereby amended as follows:  (i) the word “Seller’s” in Section 2.11(c)(i) is changed to “Buyer’s,” and (ii) any reference to Section 2.11 is changed to Section 2.10.

7.                                      Mutual Representations, Warranties, and Covenants.  Each Party makes the following representations and warranties, solely with respect to itself, to the other Party:

(a)          Enforceability.  The APA as amended by this Amendment is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally, applicable gaming and liquor laws, or by equitable principles relating to enforceability.

(b)         Power and Authority.  Such Party has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its respective obligations under, the APA as amended by this Amendment.

(c)          Authorization.  The execution and delivery of this Amendment and the performance of its obligations under the APA as amended by this Amendment have been duly authorized by all necessary action on its part.  This Amendment has been duly and validly executed and delivered by such Party.

8.                                      APA Remains in Full Force and Effect.  Except as expressly modified by this Amendment, the APA remains in full force and effect pursuant to its terms.  All references to the APA in other documentation between the Parties shall be deemed to be a reference to the APA as amended by this APA.

9.                                      Miscellaneous Terms.  The provisions of Article 13 of the APA, as amended hereby, are applicable to this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

GOLDEN MARDI GRAS, INC.

By:	/s/ Mathew W. Flandermeyer
Name: Mathew W. Flandermeyer
Title: Vice President and Chief Financial Officer

AFFINITY GAMING, LLC

By:	/s/ J. Chris Krabiel
Name: J. Chris Krabiel
Title: Manager

EXHIBIT A

Lease Agreement

[See following pages.]

EXHIBIT B

Gaming Approvals

Golden Gulch

State of Colorado Sales Tax

City of Black Hawk Business License

Colorado Division of Gaming License Retail Type 2

City of Black Hawk Retail Food Establishment License

City of Black Hawk Retail Gaming Tavern Liquor License

Colorado Department of Revenue Retail Gaming Tavern Liquor License

Golden Gates Casino

City of Blackhawk Business License

Colorado Division of Gaming License Retail Type 2

State of Colorado Sales Tax

City of Black Hawk Retail Food Establishment License

City of Black Hawk Retail Gaming Tavern Liquor License

Colorado Department of Revenue Retail Gaming Tavern Liquor License

Mardi Gras Casino

State of Colorado Sales Tax

City of Black Hawk Business License

Colorado Division of Gaming License Retail Type 2

City of Black Hawk Retail Food Establishment License

City of Black Hawk Retail Gaming Tavern Liquor License

Colorado Department of Revenue Retail Gaming Tavern Liquor License